Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information, each dated December 1, 2022, and each included in this Post-Effective Amendment No. 261 to the Registration Statement (Form N-1A, File No. 002-13628) of Deutsche DWS Investment Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated September 22, 2022, with respect to the financial statements and financial highlights of DWS Large Cap Focus Growth Fund (one of the funds constituting Deutsche DWS Investment Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended July 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 23, 2022